Exhibit 3.2

JMP GROUP LLC

A Delaware Limited Liability Company

LIMITED LIABILITY AGREEMENT

THIS LIMITED LIABILITY AGREEMENT (this “Agreement”) is made effective as of August 19, 2014, by the party listed on the signature page hereof (the “Member”).

RECITALS

A.     The Member has created a limited liability company, to be called JMP Group LLC (the “Company”), under and pursuant to the Delaware Limited Liability Company Act codified at Del. Code Ann. tit. 6, §§18-101 to 18-l107 (the “Act”), for the purpose of investing, reinvesting and managing the assets of the Company and engaging in other business activities authorized under the Act.

B.     The rights, powers, duties and obligations of the Member, and the management, operations and activities of the Company, shall be governed by this Agreement.

TERMS OF AGREEMENT

In furtherance of the foregoing Recitals, the Member declares as follows:

Article 1

ORGANIZATION

Section 1.1      Formation; Name. The Member has executed this Agreement for the purpose of establishing and governing the Company. The name of the Company shall be “JMP Group LLC.”

Section 1.2     Certificate of Formation; Foreign Qualification. On August 19, 2014, Valerie S. Hein, as the authorized representative of the Company, formed the Company by executing and delivering a Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Act. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.3     No State Law Partnership; Liability to Third Parties. The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, if applicable, for any purposes other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise. Except as otherwise required by law, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

Section 1.4     Principal Place of Business. The principal place of business of the Company shall be located at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, or at such other address as shall be designated from time to time by the Member.

Article 2

PURPOSES AND POWERS, REGISTERED OFFICE AND REGISTERED AGENT, AND TERM OF COMPANY

Section 2.1     Purposes and Powers. The Company has been formed for the purpose of (a) investing and reinvesting the assets invested (as capital contributions) by the Member in the Company, and (b) conducting any business that may lawfully be conducted by a limited liability company formed under the Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

Section 2.2      Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, Delaware 19801.

Section 2.3     Term. The term of the Company shall commence on the date the Certificate of Formation of the Company is filed with the Delaware Secretary of State and shall be perpetual, unless earlier dissolved or terminated pursuant to law or the provisions of this Agreement.

Article 3

CAPITAL CONTRIBUTIONS

Section 3.1     Member’s Contributions. Contemporaneously with the execution of this Agreement, the Member shall make an initial contribution to the capital of the Company. Additional contributions to capital of the Company shall be made from time to time in such amounts as may be determined by the Member.

Section 3.2     Return of Contributions. The Member shall be entitled to the return of its contributions to capital of the Company upon the terms and conditions contained in this Agreement. No interest shall be due or payable on either the Member’s capital account or its capital contribution. Any unreturned capital contribution shall not be a liability of the Company.

Article 4

PROFITS AND LOSSES; DISTRIBUTIONS; ACCOUNTING MATTERS

Section 4.1     Allocation of Profits and Losses. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

Section 4.2     Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Company may elect from time to time to make distributions to the Member.

Section 4.3     Books, Fiscal Year.

(a)     The books of the Company shall be kept on the accrual basis and in accordance with generally accepted accounting principles consistently applied. The Member, or in the event an Investment Manager is engaged, the Investment Manager, shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Agreement, and all such accounts and other records relating thereto shall be open to inspection and audit at all reasonable times by the Member.

(b)     The fiscal year of the Company shall be the calendar year.

Section 4.4     Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

Article 5

MEMBER MANAGEMENT

Section 5.1     Management by Member. (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, and (b) the Member may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

Article 6

INDEMNIFICATION

Section 6.1     Indemnification of Member. The Company agrees to indemnify the Member to the fullest extent permitted by law, and to save and hold the Member harmless from, and in respect of, all of the following: (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against the Member or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand, provided; however, that this indemnification shall apply only so long as the Member has acted in good faith on behalf of the Company, in a manner reasonably believed by the Member to be within the scope of authority of the Member under this Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct, fraud or gross negligence. Expenses, including attorneys’ fees, incurred by the Member in defending any proceeding referred to in this Section 6.1, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Member to repay such amount, if it shall ultimately be determined that such Member is not entitled to be indemnified by the Company as authorized in this Section 6.1.

Article 7

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

Section 7.1     Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a)     the written election of the Member to dissolve;

(b)     the expiration of the term specified in Section 3.3 of this Agreement; and

(c)     an entry of a decree of judicial dissolution of the Company.

Section 7.2     Liquidation and Termination. On dissolution of the Company, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to manage the Company assets with all of the power and authority of the Member. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 7.

Section 7.3     Payment of Debts. The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

Section 7.4     Remaining Distribution. The remaining assets shall then be distributed to the Member.

Section 7.5     Reserve. Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 7.

Section 7.6     Final Accounting. The Member shall be furnished with a statement prepared by the Company’s certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

Article 8

AMENDMENTS

This Agreement may be amended only by action of the Member.

Article 9

MISCELLANEOUS

Section 9.1     Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 9.2     Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 9.3     Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has caused this Agreement to be executed and delivered by its duly-authorized representative as of the day and year first above written.

MEMBER:

JMP GROUP INC.

By:	/s/ Joseph A. Jolson
Name:	Joseph A. Jolson
Title:	Chief Executive Officer